EXHIBIT 99.1

[LOGO OF MGI PHARMA, INC.]

NEWS RELEASE	CONTACT:
Jennifer M. Davis
FOR IMMEDIATE RELEASE	Sr. Manager, Investor Relations
August 7, 2003	952-406-3100
IR@mgipharma.com

MGI PHARMA ANNOUNCES PRICING OF COMMON STOCK

IN PUBLIC OFFERING

MINNEAPOLIS, August 7, 2003 — MGI PHARMA, INC. (Nasdaq: MOGN), an oncology-focused biopharmaceutical company, today announced the pricing of a public offering of 4.4 million shares of its common stock at $35.50 per share. Net proceeds to the Company from the offering are expected to be approximately $146.6 million. All of the shares are being offered by MGI PHARMA under a shelf registration statement filed with the Securities and Exchange Commission.

Merrill Lynch & Co. is acting as the lead underwriter in this offering, with U.S. Bancorp Piper Jaffray, Lazard, and C.E. Unterberg, Towbin acting as co-managers. The underwriters have an option to purchase an additional 660,000 shares of common stock within 30 days from the date of the offering to cover overallotments, if any.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

This offering is being made solely by means of a prospectus dated July 15, 2003 and the accompanying prospectus supplement, dated August 7, 2003, which are available from Merrill Lynch & Co., 4 World Financial Center, New York, New York, 10080. The Company expects to complete the sale of these shares on or about August 13, 2003.

About MGI PHARMA

MGI PHARMA, Inc. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients.

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